                                UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549

                           SCHEDULE 14A INFORMATION

          Proxy Statement Pursuant to Section 14(a) of the Securities
                    Exchange Act of 1934 (Amendment No.  )

Filed by the Registrant [x]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_]  Preliminary Proxy Statement         [_]  CONFIDENTIAL, FOR USE OF THE
                                              COMMISSION ONLY (AS PERMITTED BY
                                              RULE 14A-6(E)(2))

[x]  Definitive Proxy Statement

[_]  Definitive Additional Materials

[_]  Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

                      Knape & Vogt Manufacturing Company
--------------------------------------------------------------------------------
               (Name of Registrant as Specified In Its Charter)


--------------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):

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[_]  Fee paid previously with preliminary materials.

[_]  Check box if any part of the fee is offset as provided by Exchange
     Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement
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Notes:

           ---------------------------------------------------------


                            KNAPE & VOGT MANUFACTURING COMPANY
                            2700 OAK INDUSTRIAL DRIVE, N.E.
                            GRAND RAPIDS, MICHIGAN 49505

           ---------------------------------------------------------

                   NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

October 15, 1999

The Annual Meeting of Shareholders of Knape & Vogt Manufacturing Company will be held at DONNELLY CONFERENCE CENTER, AQUINAS COLLEGE, 157 WOODWARD LANE, S.E., GRAND RAPIDS, MICHIGAN, ON FRIDAY, OCTOBER 15, 1999, AT 11:30 A.M., local time, for the following purposes:

  1. To elect six persons to the Board of Directors; one nominee to serve a one-year term expiring in 2000, two nominees to serve two-year terms expiring in 2001, and three nominees to serve three-year terms expiring in 2002.

  2. To transact such other business as may properly come before the meeting.

  Shareholders of record at the close of business August 27, 1999, will be entitled to vote at the meeting.

  Whether or not you expect to be present at this meeting, you are urged to sign the enclosed proxy and return it promptly in the enclosed envelope. If you do attend the meeting and wish to vote in person, you may do so even though you have submitted a proxy.

Dated: September 15, 1999
Grand Rapids, Michigan

                                          /s/ William R. Dutmers

                                          William R. Dutmers
                                          Chairman, President and Chief
                                          Executive Officer

                                                      DATED: SEPTEMBER 15, 1999

                      KNAPE & VOGT MANUFACTURING COMPANY
            2700 OAK INDUSTRIAL DRIVE, N.E., GRAND RAPIDS, MI 49505

                                PROXY STATEMENT

                      FOR ANNUAL MEETING OF SHAREHOLDERS
                          TO BE HELD OCTOBER 15, 1999

                  SOLICITATION OF PROXIES FOR ANNUAL MEETING

  This Proxy Statement is furnished to the shareholders of Knape & Vogt Manufacturing Company in connection with the solicitation by the Board of Directors of proxies to be used at the Annual Meeting of Shareholders which will be held at DONNELLY CONFERENCE CENTER, AQUINAS COLLEGE, 157 WOODWARD LANE, S.E., GRAND RAPIDS, MICHIGAN, ON FRIDAY, OCTOBER 15, 1999, AT 11:30 A.M., local time. The Annual Meeting is being held for the purpose of electing six directors.

  If a proxy in the form distributed by the Company's Board of Directors is properly executed and returned to the Company, the shares represented by the proxy will be voted at the Annual Meeting of Shareholders and at any adjournment of that meeting. Where shareholders specify a choice, the proxy will be voted as specified. If no choice is specified, the shares represented by the proxy will be voted for the election of the nominees named by the Board of Directors.

  A proxy may be revoked prior to its exercise by delivering a written notice of revocation to the Secretary of the Company, executing and delivering a proxy of a later date or attending the meeting and voting in person. Attendance at the meeting does not, however, automatically serve to revoke a proxy.

  Holders of the Company's Common Stock should complete an accompanying white proxy, and holders of the Company's Class B Common Stock should complete an accompanying blue proxy.

                 VOTING SECURITIES AND PRINCIPAL SHAREHOLDERS

  On August 27, 1999, the record date for determination of the shareholders entitled to vote at the Annual Meeting, there were outstanding 2,080,531 shares of Common Stock of the Company, each having one vote per share and 2,195,872 shares of Class B Common Stock, each having ten votes per share. The shares of Class B Common Stock are limited in their transferability but are convertible on a share-for-share basis into Common Stock. The Common Stock is entitled to elect, as a class, one quarter (rounded up) of the directors to be elected at each election of directors. The Common Stock and the Class B Common Stock vote together in the election of the remaining director nominees. Shares cannot be voted unless the shareholder is present at the meeting or represented by proxy.

  The following table sets forth, as of July 31, 1999, information concerning persons known to management who may be deemed to be the beneficial owners of more than five percent of either class of the Company's stock.

                          AMOUNT AND NATURE OF        PERCENT OF EACH
                          BENEFICIAL OWNERSHIP          CLASS STOCK         PERCENT OF
  NAME AND ADDRESS OF     ------------------------    -------------------     COMMON
    BENEFICIAL OWNER        COMMON       CLASS B      COMMON     CLASS B      EQUITY
  -------------------     ----------    ----------    --------   --------   ----------
Knape & Vogt
 Manufacturing Company
 Profit Sharing Plan and
 Knape & Vogt
 Manufacturing Company
 Pension Plan
 2700 Oak Industrial
 Drive, N.E.
 Grand Rapids, MI 49505-
 6083...................         --        213,960(1)      --        9.57%     4.96%
Dimensional Fund
 Advisors, Inc.
 1299 Ocean Avenue
 Santa Monica, CA
 90401..................     236,370(2)        --        11.37%       --       5.48%
Marvin Schwartz
 c/o Neuberger & Berman,
 LLC
 605 Third Avenue
 New York, NY 10158-
 3698...................     157,600(3)        --         7.58%       --       3.65%

(1) 213,960 shares of Class B Common Stock are held by Comerica Bank, as trustee of the Company's pension and profit sharing plans, of which William R. Dutmers, Richard S. Knape and John E. Fallon, as the members of the Profit Sharing and Pension Committee, share voting and dispositive power.

(2) Information provided by Dimensional Fund Advisors, Inc. ("Dimensional") on the Form 13F filed in March 1999 indicates that Dimensional has sole voting and dispositive power as to 236,370 shares of Common Stock.

(3) Information provided by Marvin Schwartz on the Form 13D filed in November 1998 indicates that Mr. Schwartz has sole voting and dispositive power as to 65,500 shares and shared dispositive power on 92,100 shares.

  Seven of the Company's directors, Mary Rita Cuddohy, William R. Dutmers, John E. Fallon, Raymond E. Knape, Richard S. Knape, Robert J. Knape and Michael J. Kregor are related. They are grandchildren or great grandchildren of the Company's founder, John Knape (1863-1914). John Knape had seven children and these individuals, their families and their descendants (the "Knape Family") at July 31, 1999, owned approximately 1,981,272 shares (89%) of the outstanding Class B Common Stock and 136,917 shares (6.6%) of the outstanding Common Stock, for approximately 82% of the total voting power of the Company. The Company believes Knape Family members owning at least a majority of the Company's outstanding Class B Common Stock have an understanding that before taking any significant action with regard to their Company stock, they will consult with one or more of the directors of the Company and inform such director or directors of their proposed action and reasons for such action. This understanding among Knape Family members, coupled with the fact that five of the seven branches of the Knape Family are represented on the Board of Directors, could result in the Knape Family members taking a united position in response to attempts to acquire control of the Company through tender offers or proxy contests and, accordingly, could result in the Knape Family members effectively blocking any such attempts. However, there is no assurance that such united action would be taken.

                       SECURITY OWNERSHIP OF MANAGEMENT

  The following table shows, as of July 31, 1999, the number of shares beneficially owned by each of the Named Executives in the executive compensation tables of this proxy statement and by all directors and executive officers of the Company as a group.

                                                   PERCENT OF
                            AMOUNT AND NATURE OF EACH CLASS OF
                            BENEFICIAL OWNERSHIP     STOCK      PERCENT OF
                            -------------------- --------------   COMMON
NAME OF BENEFICIAL OWNER    COMMON(1) CLASS B(1) COMMON CLASS B   EQUITY
------------------------    --------- ---------- ------ ------- ----------
William R. Dutmers           10,790     35,558       *    1.59%    1.07%
Allan E. Perry (2)           14,515         --       *       *        *
Michael G. Van Rooy          15,700         --       *       *        *
Jack D. Poindexter           10,384         --       *       *        *
Richard C. Simkins (2)          178         --       *       *        *
All executive officers and
 directors as a group
 (11 persons)                72,338    346,195    3.48%  15.48%    9.70%

 * Denotes ownership of less than one percent.
(1) This table includes the following shares of Common Stock subject to acquisition within sixty (60) days pursuant to the exercise of outstanding stock options: William R. Dutmers--0 shares; Allan E. Perry--5,750 shares; Michael G. Van Rooy--15,700 shares; Jack D. Poindexter--0 shares; Richard
    C. Simkins-- 0 shares. This table does not include 213,960 shares of Class B Common Stock held by Comerica Bank referenced in Note (1) under "Voting Securities and Principal Shareholders."
(2) Allan E. Perry and Richard C. Simkins resigned as officers and directors of the Company during fiscal 1999.

                            DIRECTORS AND NOMINEES

  The Company's Articles of Incorporation provide for the division of the Board of Directors into three classes of nearly equal size with staggered three-year terms of office. Six persons have been nominated for election to the Board; one nominee to serve a one-year term expiring at the 2000 Annual Meeting, two nominees to serve two-year terms expiring at the 2001 Annual Meeting; and three nominees to serve three-year terms expiring at the 2002 Annual Meeting of Shareholders. The Board of Directors has nominated the following persons for election to the Company's Board of Directors: William R. Dutmers, Richard S. Knape, Robert J. Knape and Michael J. Kregor, to be elected by the Class B Common Stock and Common Stock voting together as a class; and Thomas A. Hilborn and Gregory Lambert, to be elected by the Common Stock voting as a class.

  Holders of Common Stock should complete the accompanying white proxy, and holders of Class B Common Stock should complete the accompanying blue proxy. Unless otherwise directed by a shareholder's proxy, it is intended that the votes cast upon exercise of proxies in the form accompanying this statement will be in favor of electing the nominees as directors. The following pages of this Proxy Statement contain more information about the nominees.

  A plurality of the votes cast at the Annual Meeting is required to elect the nominees as directors of the Company. As such, the two individuals who receive the greatest number of votes cast by the holders of the Company's Common Stock, voting as a class, will be elected as directors, and the four individuals who receive the greatest number of votes cast by the holders of Common Stock and Class B Common Stock, voting together, will be elected as directors. Shares not voted at the meeting, whether by abstention, broker nonvote, or otherwise, will not be treated as votes cast at the meeting. The Company will tabulate votes cast at the meeting and submitted by proxy.

  If any nominee becomes unavailable for election due to circumstances not now known, the accompanying proxy will be voted for such other person to become a director as the Board of Directors selects. The Board of Directors recommends a vote FOR the election of the persons nominated by the Board.

               INFORMATION ABOUT DIRECTORS AND DIRECTOR NOMINEES

  The content of the following table is based upon information furnished to the Company by the directors and nominees as of July 31, 1999.

                                                             AMOUNT AND NATURE OF
                                                             BENEFICIAL OWNERSHIP      PERCENT OF CLASS
                                                             ------------------------  ------------------
                                                      YEAR
                           PRINCIPAL OCCUPATION      FIRST                                                  PERCENT OF
                          (FOR MORE THAN 5 YEARS     BECAME                                                   COMMON
NAME                AGE   UNLESS OTHERWISE NOTED)   DIRECTOR   COMMON      CLASS B(1)   COMMON   CLASS B      EQUITY
----                --- --------------------------- -------- ----------    ----------  --------  --------   ----------
                        NOMINEE FOR ELECTION AS
                        DIRECTOR FOR TERM
                        EXPIRING IN 2000
                        NOMINEE FOR ELECTION BY
                        HOLDERS OF COMMON
                        STOCK
Gregory Lambert      52 Vice President of                           500           --          *        --         *
                        Administration and Chief
                        Financial Officer, National
                        Heritage Academies (2)
                        NOMINEES FOR ELECTION
                        AS DIRECTORS FOR TERMS
                        EXPIRING IN 2001
                        NOMINEE FOR ELECTION BY
                        HOLDERS OF COMMON
                        STOCK AND CLASS B
                        STOCK
Robert J. Knape      40 Senior Project Manager        1999        3,312(3)      6,187         *         *         *
                        of the Company (3)
                        NOMINEE FOR ELECTION BY
                        HOLDERS OF COMMON
                        STOCK
Thomas A. Hilborn    45 Vice President,                             --            --        --        --        --
                        Continental Structural
                        Plastics (4)
                        NOMINEES FOR ELECTION
                        AS DIRECTORS FOR TERMS
                        EXPIRING IN 2002
                        NOMINEES FOR ELECTION
                        BY HOLDERS OF COMMON
                        STOCK AND CLASS B
                        STOCK
William R. Dutmers   43 Chairman of the Board of      1996       10,790        35,558         *      1.59%     1.07%
(A)(C)(E)               Directors, President and
                        Chief Executive Officer of
                        the Company (5)
Richard S. Knape     73 Private Investor              1986        2,178      45,625(6)        *      2.04%     1.11%
(A)(D)(E)               Grand Rapids, MI
Michael J. Kregor    47 Vice President, National      1996       11,112        10,619         *         *         *
(B)(D)                  Sales, Griffith
                        Laboratories, Alsip, IL (7)

                                                                 AMOUNT AND NATURE OF
                                                                 BENEFICIAL OWNERSHIP     PERCENT OF CLASS
                                                                 ------------------------ ------------------
                                                          YEAR
                                PRINCIPAL OCCUPATION     FIRST                                                 PERCENT OF
                               (FOR MORE THAN 5 YEARS    BECAME                                                  COMMON
NAME                     AGE  UNLESS OTHERWISE NOTED)   DIRECTOR   COMMON      CLASS B(1)  COMMON   CLASS B      EQUITY
----                     --- -------------------------- -------- ----------    ---------- --------  --------   ----------
                             DIRECTOR WHOSE TERM
                             EXPIRES IN 2001
Raymond E. Knape (B)(D)   67 Former Chairman and          1964       4,169(8)      54,092        *      2.42%     1.35%
                             Chief Executive Officer of
                             the Company (8)
                             DIRECTOR WHOSE TERM
                             EXPIRES IN 2000
John E. Fallon            76 Private Investor             1969         --          97,705        *      4.37%     2.26%
(A)(B)(C)(D)(E)              Spring Lake, MI

*Denotes ownership of less than one percent.
(A) Member Executive Committee
(B) Member Audit Committee
(C) Member Nominating Committee
(D) Member Executive Compensation Committee
(E) Member Profit Sharing and Pension Committee
(1) This table does not include 213,960 shares of Class B Common Stock referenced in Note (1) under "Voting Securities and Principal Shareholders."
(2) Gregory Lambert has served as the Vice President of Administration and Chief Financial Officer from January 1999 to the present. From 1989 to 1998, Mr. Lambert held various vice presidential positions at H.H. Cutler Company.
(3) Robert J. Knape has held various positions with Knape & Vogt Manufacturing Company since June 1991. Mr. Knape's shares include 2,455 shares of Common Stock subject to acquisition within 60 days by the exercise of outstanding stock options.
(4) Thomas A. Hilborn has served as the Vice President of Continental Structural Plastics since April 1990.
(5) William R. Dutmers was named President and CEO on May 31, 1999. He was elected to the Board of Directors on April 19, 1996, and elected Chairman of the Board on January 16, 1998. Mr. Dutmers was president of G & L, Inc., a business-consulting firm, from 1991 to 1997. Mr. Dutmers was also president and owner of G & L Restaurants from 1986 until 1995, when he sold the company.
(6) Richard S. Knape's shares include 25,219 shares of Class B Common Stock owned by members of the Richard S. Knape family as to which he disclaims beneficial ownership.
(7) Michael J. Kregor was elected to the Board of Directors on April 19, 1996. Mr. Kregor is Vice President-National Sales of Griffith Laboratories, a position he accepted in 1996. From 1987 to 1996, Mr. Kregor held various vice presidential positions in the marketing and sales area at Nestle.
(8) Raymond E. Knape retired from Knape & Vogt Manufacturing Company in fiscal 1997 after 32 years as an officer and director and had held the position as Chairman and CEO since 1985. Mr. Knape has 4,169 shares of Common Stock with respect to which Mr. Knape holds exclusive voting and dispositive power under trust and power of attorney, but in which Mr. Knape has no financial interest.

  The Board of Directors, which had six meetings in the last fiscal year, has a standing Audit Committee, Nominating Committee and an Executive Compensation Committee. The responsibilities of the Audit Committee, which met four times in the last fiscal year, include making recommendations on the choice of independent public accountants and reviewing financial matters with such accountants, internal auditors, and management. The Nominating Committee, which met once during the last fiscal year, selects and presents to the Board of Directors candidates for election to fill vacancies on the Board. The Committee will consider nominees recommended by shareholders, provided recommendations are submitted in writing, including a description of the proposed nominee's qualifications and other relevant biographical data, to the Corporate Secretary at 2700 Oak Industrial Drive, N.E., Grand Rapids, Michigan 49505. The Executive Compensation Committee met three times during the last fiscal year. The Committee makes recommendations to the Board of Directors relating to compensation matters and fringe benefits for officers and participants in the supplemental executive retirement, bonus, and stock option plans.

               DIRECTORS' COMPENSATION AND CERTAIN TRANSACTIONS

  Directors, who are not employees of the Company, are compensated at the rate of $3,000 for each Board meeting attended and $1,500 for each Committee meeting held at times other than immediately preceding or subsequent to a Board meeting. Directors are also reimbursed for out-of-pocket expenses incurred in attending meetings.

  All directors attended at least three-fourths of the aggregate number of meetings of the Board and Board committees of which they were eligible to attend.

  Mr. Dutmers became the Chairman of the Board on January 16, 1998. For the 12-month period ended June 30, 1999, Mr. Dutmers devoted at least 80 percent of his business time to the Company's business. On July 1, 1998, Mr. Dutmers received 10,500 restricted shares of the Company's common stock and participated in the Management Incentive Compensation Plan (the Economic Value Added Incentive Plan) during fiscal 1999. In addition, he received coverage under the Company's medical insurance plan and the Company provided an automobile and reimbursed him for expenses related to the Company's business.

                    EXECUTIVE COMPENSATION COMMITTEE REPORT

  The Company's Executive Compensation Committee (the "Committee"), which is comprised of four non-employee directors of the Company, is responsible for considering and approving compensation arrangements for senior management of the Company, including the Company's executive officers. The goals of the Committee in establishing annual compensation for senior management are as follows: (i) to attract and retain key executives who will assure real growth of the Company and its operating subsidiaries; and (ii) to provide strong financial incentives, at a reasonable cost to the Company's shareholders, for senior management to enhance long-term value of the shareholders' investment in the Company.

  Executive compensation consists of the following components:

 .Base salary compensation;

 .  Short-term incentive compensation (the Economic Value Added Incentive
   Plan); and

 .  Long-term incentive compensation (the 1997 Stock Incentive Plan).

  The committee also reviews management benefit plans and makes recommendations regarding such plans to the Board of Directors.

                                  BASE SALARY

  The Company is committed to providing a competitive base pay to help attract and retain the best people in the industry. To ensure that base salaries are competitive, local and national association annual reports, as well as special individual position data and total compensation reports by management consultants, are utilized annually. The goal is to ensure that the base salaries of the Company's executives compare favorably with executives with similar responsibilities in like companies in comparable industries.

  Formal job descriptions outlining the duties, primary functions and basic and peripheral responsibilities of each executive position are utilized in placing each in the salary ranges, and the individuals' relative responsibilities and annual performances are used to adjust specific base salary.

  Senior executives' salary recommendations include a review and discussion of the executives' individual performance, and the relationship to the Company's performance for the last fiscal year. These include meeting strategic and business plan goals, operating profit, performance relative to competitors, and timely new product introductions. Individual performance is evaluated according to organizational and management development and the fostering of teamwork and Company values.

                    THE ECONOMIC VALUE ADDED INCENTIVE PLAN

  The Economic Value Added (EVA) Plan is an incentive compensation program, first effective at the beginning of the 1998 fiscal year, which provides bonuses for all employees of the Company and its subsidiaries if their performance adds value for Company shareholders. EVA is the after-tax operating profit that remains after subtracting the cost of capital employed to generate that profit. EVA was implemented to improve the Company's performance under this financial measure. The EVA program replaced the Company's short-term incentive bonus program, which was based on sales growth and return on equity.

  Under the EVA Plan, bonuses are awarded to each Plan participant based on the improvement in EVA for the Company's consolidated results. To measure the improvement (or deterioration) in EVA, an EVA target is set yearly based on the average of the prior fiscal year's target and actual EVA plus the expected improvement in EVA for the current fiscal year. If the improvement in EVA is in excess of the targeted improvement, the bonus calculation will produce an amount in excess of the participant's target bonus. If the improvement in EVA is less than the targeted improvement, the bonus calculation will produce an amount less than the individual's target bonus. Bonuses payable under the EVA Plan are not subject to any maximum and for those employees who receive annual payments, there is no minimum. In fiscal 1999, the Company fell short of its EVA target resulting in Plan compensation of 59.6% of target.

  For fiscal 1999, participants were divided into classifications, which had target bonus levels ranging from 5% to 65% of base salary. It is intended that the assignment of a particular classification correlates with a position's relative effect on the Company's performance.

  In order to encourage a long-term commitment by executive officers and other key employees to the Company and its shareholders, the EVA Plan requires that two-thirds of any bonus earned in a given year in excess of the target bonus be deferred in a "bonus bank" for possible future pay-out by the Company. Thirty-three percent of a positive bonus bank balance is paid out each year. Consequently, the total bonus payable in any given period consists of the individual's target bonus, plus (or minus) the participant's fixed share of EVA improvement and plus (or minus) a portion of the bonus bank balance. A bonus bank account is considered "at risk" in the sense that in any year EVA performance results in a bonus amount which is negative, the negative bonus amount is subtracted from the outstanding bonus bank balance. In the event that the outstanding bonus bank balance at the beginning of the year is negative, the bonus paid for that year is limited to the aggregate of thirty-three percent of the positive bonus earned up to the target bonus and thirty-three percent of any positive bonus bank balance after applying the remaining portion of the bonus earned for the year against the negative balance in the bonus bank. The executive is not expected to repay negative balances in the bonus bank. In the event that an executive voluntarily terminates employment with the Company, any positive bonus bank balance is subject to forfeiture.

                         THE 1997 STOCK INCENTIVE PLAN

  The purpose of the Stock Incentive Plan is to promote the long-term success of the Company for the benefit of its shareholders, through stock-based compensation, by aligning the personal interests of the Company's key employees with those of its shareholders. The Stock Incentive Plan is also designed to allow key employees of the Company and its subsidiaries to participate in the Company's future, as well as to enable the Company to attract, retain, and reward such employees.

  Certain employees who participate in the Company's EVA Plan are eligible to receive Options under the Stock Incentive Plan. The number of Options that may be granted to an employee is determined by a formula contained in the Stock Incentive Plan. The formula is designed to simulate a purchase of an Option by the employee at a price equal to 5% of the current stock price of the shares covered by the Option. The employee first elects, prior to the beginning of the fiscal year, to waive and designate a portion of that employee's EVA target bonus for use in determining Option grants (the "EVA Bonus Option Amount"). The Option granted may be either an Incentive Stock Option or a Nonqualified Stock Option. At the end of the fiscal year, if all or part of the employee's EVA target bonus is earned, the number of shares of Common Stock subject to any Option granted to the employee will be determined by dividing that employee's EVA Bonus Option Amount by 5% of the fair market value of a share of Common Stock on the date of grant. The EVA Bonus Option Amount is not paid in consideration for the Option; it is merely a figure utilized in the formula to determine the number of shares covered by an Option grant under the Stock Incentive Plan.

  The exercise price included in both Incentive Stock Options and Nonqualified Stock Options is a single fixed exercise price which must equal at least 100% of the fair market value of the stock at the date of grant, increased by a fixed percentage increase compounded annually over the term of the Option (the "Fixed Percentage Increase") determined in the manner described below. Fair market value, as to Incentive Stock Options, is the closing sale price per share of the Common Stock on the relevant valuation date on the National Association of Securities Dealers Automated Quotation System ("NASDAQ"). Fair market value, as to Nonqualified Stock Options, is the average NASDAQ closing sale price per share of the Common Stock during the calendar month immediately preceding the relevant valuation date. The Fixed Percentage Increase is a percentage equal to the yield on five-year U.S. Treasury securities plus 2%, less the projected dividend yield on the Company's Common Stock as determined by the Committee and the Board of Directors.

  The term of each Option is five years after the date the Option is granted. Subject to certain exceptions provided in the Stock Incentive Plan, all Options granted under the Stock Incentive Plan vest and become exercisable three years after the date the Option was granted. The Stock Incentive Plan provides that all Awards will be fully vested and exercisable upon a "Change in Control" of the Company, as defined in the Stock Incentive Plan.

  The following example illustrates the calculation of the Option grant under the Stock Incentive Plan. Assume (a) an executive of the Company has designated an EVA Bonus Option Amount of $40,000 which is subsequently earned,
(b) the fair market value of Company stock on the date of grant is $15.00 per share, (c) the yield on 5-year U.S. Treasury securities is 5.5%, and (d) the projected, annual dividend yield is 3.0%.

  EXAMPLE:    NUMBER OF OPTION SHARES
              5% of $15.00 (the fair market value) is $0.75.
              Number of shares covered by Option = 53,333 ($40,000 /$0.75)

              EXERCISE PRICE
              The Fixed Percentage Increase would equal 4.5% (5.5% + 2%-3.0%). Based upon the five-year term of the Option, the exercise price would equal $18.69 per share ($15.00 x 4.5%, compounded over five years).

  Thus, the fair market value of the Company's common stock must exceed $18.69 per share between 3 and 5 years from the date of the Option grant to give the Option value to the Senior Executive, based on this example.

  In general, options to purchase up to a maximum of 200,000 shares may be granted each year. A maximum of 600,000 shares may be issued pursuant to awards made under the 1997 Stock Incentive Plan.

                     CHIEF EXECUTIVE OFFICER COMPENSATION

  The factors that were used to determine the annual base salary and incentive compensation of Mr. Allan E. Perry and Mr. William R. Dutmers, for serving in the role of the Company's President and Chief Executive Officer, are the same as those described above for all executive officers.

  Consistent with the Company's existing policies and practices, the Executive Compensation Committee reviewed available compensation data from the Company's peers and evaluated Mr. Perry's contributions to the Company as well as his experience and expertise. The Executive Compensation Committee also took into consideration the performance of the Company, including strategic and business plan goals, operating profit, performance relative to competitors and timely new product introduction.

  In fiscal 1999, Mr. Perry received an annual base salary of $281,600. As a result of his resignation from the Company in May 1999, Mr. Perry did not receive any monies under the EVA Plan or any leveraged stock options.

  As Mr. Dutmers was compensated for his role as the Chairman of the Board of Directors during fiscal 1999, he was not compensated for the period of time that he also served as the President and Chief Executive Officer. In fiscal 2000, Mr. Dutmers will receive a base salary of $275,000. Mr. Dutmers EVA target bonus level for fiscal 2000 will be 65% of base salary.

                           OTHER COMPENSATION ISSUES

  In addition to the foregoing components of executive compensation, the Compensation Committee reviews, on an on-going basis, other components of compensation, such as benefits and perquisites. In all cases, the objective of the Compensation Committee is to assist senior management in attracting, motivating and retaining qualified executive personnel.

  Submitted by the Executive Compensation Committee:

  Michael J. Kregor, Chairman        John E. Fallon
  Raymond E. Knape                   Richard S. Knape

                          SUMMARY COMPENSATION TABLE

  The following table sets forth the compensation received by the Company's CEO and the other three most highly compensated executive officers of the Company (the "Named Executives") for each of the three fiscal years ended June 30, 1999, 1998, and 1997.

                                     ANNUAL             LONG-TERM
                                  COMPENSATION     COMPENSATION AWARDS
                               ------------------ ---------------------
                                                             SECURITIES
                                                  RESTRICTED UNDERLYING
NAME & PRINCIPAL                                    STOCK     OPTIONS      ALL OTHER
POSITION                  YEAR SALARY(1) BONUS(2) AWARDS(3)    (#)(4)   COMPENSATION(5)
----------------          ---- --------- -------- ---------- ---------- ---------------
William R. Dutmers......  1999 $    -0-  $47,226   $236,250    56,558      $    -0-
Chairman, President and   1998      -0-      -0-        -0-       -0-           -0-
Chief Executive Officer   1997      -0-      -0-        -0-       -0-           -0-
(Effective May 31, 1999)
Allan E. Perry..........  1999 $258,133  $   -0-   $    -0-        -       $325,099
President and Chief       1998  281,600   94,323        -0-    78,897        16,762
Executive Officer         1997  256,000   69,939        -0-     8,000        15,862
(July 1, 1998 to May 31,
 1999)
Michael G. Van Rooy.....  1999 $160,000  $24,658   $    -0-    28,551      $ 16,055
Senior Vice President--   1998  160,000   41,225        -0-    34,483        16,055
Manufacturing             1997  150,000   31,875        -0-     8,000        15,155
Jack D. Poindexter......  1999 $108,717  $16,433   $    -0-    19,400      $ 11,029
Chief Financial Officer,  1998   91,385   20,911        -0-     1,970           -0-
Treasurer and Secretary   1997    3,462      -0-        -0-       -0-        45,000
Richard C. Simkins......  1999 $102,960  $   -0-   $    -0-       -0-      $293,686
Executive Vice President  1998  205,920  107,696        -0-       -0-        16,705
(July 1, 1998 to
 December 31, 1998).....  1997  187,200   39,780        -0-     8,000        15,937

--------
(1) Includes amounts deferred by employees pursuant to Section 401(k) of the Internal Revenue Code.

(2) Represents amounts earned under the Company's EVA Plan during the fiscal year, but excludes amounts foregone at the election of the Named Executives and to be used in determining option awards under the 1997 Stock Incentive Plan.

(3) Represents amounts earned by Mr. Dutmers in his role as Chairman of the Board of Directors.
(4) The options reflected as being granted in fiscal 1998 and 1999 relate to the fiscal year indicated but were awarded in the following fiscal year.
(5) The amounts disclosed in this column include: (a) amounts contributed by the Company to the Company's profit sharing plan for fiscal 1999, in which substantially all salaried employees of the Company participate, in the following amounts: Mr. Perry-$14,400; Mr. Van Rooy-$14,400; Mr. Poindexter-$9,785; and Mr. Simkins-$9,266; (b) payments by the Company in fiscal 1999 of premiums for life insurance for the benefit of the Named Executives, in the following amounts: Mr. Perry-$2,362; Mr. Van Rooy- $1,655; Mr. Poindexter-$1,244; Mr. Simkins-$1,860; and (c) lump-sum severance payments made to Mr. Perry-$308,337 and Mr. Simkins-$282,560.

                       OPTION GRANTS IN LAST FISCAL YEAR

  The following table provides information on options granted to the Named Executives during the year ended June 30, 1999.

                                         INDIVIDUAL GRANTS
                         ---------------------------------------------------
                                                                             POTENTIAL REALIZABLE
                                                                               VALUE AT ASSUMED
                                                                             ANNUAL RATES OF STOCK
                         NUMBER OF                                                   PRICE
                         SECURITIES  PERCENT OF TOTAL EXERCISE OR              APPRECIATION FOR
                         UNDERLYING  OPTIONS GRANTED  BASE PRICE                OPTION TERM (4)
                          OPTIONS    TO EMPLOYEES IN  (PER SHARE) EXPIRATION ---------------------
NAME                     GRANTED (1)  FISCAL YEAR (2)     (3)        DATE       5%        10%
----                     ----------  ---------------- ----------- ---------- ---------------------
William R. Dutmers......       --            --             --          --         --           --
Allan E. Perry..........   78,897          44.4%        $29.19     6/30/03   $    -0- $    556,224
Michael G. Van Rooy.....   34,483          19.4%         29.19     6/30/03        -0-      243,105
Jack D. Poindexter......    1,970           1.1%         29.19     6/30/03        -0-       13,889
Richard C. Simkins......       --            --             --          --         --           --

--------
(1) Indicates number of shares that may be purchased pursuant to options granted under the Company's 1997 Stock Incentive Plan. The options relate to fiscal 1998 performance.
(2) The Company granted options covering 177,850 shares to eligible employees of the Company and its subsidiaries.
(3) The exercise price equals the average NASDAQ closing sale price per share of the Company's common stock during the calendar month immediately preceding the relevant valuation date, increased by the yield on five-year U.S. Treasury securities plus 2%, less the projected dividend yield on the Company's Common Stock, compounded annually over the term of the options.
(4) These potential realizable values are based on assumed rates of appreciation in the market value of the Company's Common Stock over the entire option period and without any discount to present value. The market value of the Company's stock was $22.50 at the date of the grant. There can be no assurances that the amounts reflected in this table will be achieved.

               AGGREGATED STOCK OPTION EXERCISES IN FISCAL 1999
                          AND YEAR-END OPTION VALUES

  The following table provides information on the number and value of unexercised options at June 30, 1999.

                                                  NUMBER OF SHARES SUBJECT    VALUE OF UNEXERCISED
                                                  TO UNEXERCISED OPTIONS AT  IN THE MONEY OPTIONS AT
                                                        JUNE 30, 1999             JUNE 30, 1999(1)
                                                  ------------------------- -------------------------
                         SHARES ACQUIRED  VALUE
NAME                       ON EXERCISE   REALIZED EXERCISABLE UNEXERCISABLE EXERCISABLE UNEXERCISABLE
----                     --------------- -------- ----------- ------------- ----------- -------------
William R. Dutmers......         --      $     --       --           --       $    --         --
Allan E. Perry..........         --            --   17,550           --        26,975         --
Michael G. Van Rooy.....         --            --   15,700       34,483        28,944         --
Jack D. Poindexter......         --            --       --        1,970            --         --
Richard C. Simkins......     26,176       140,498       --           --            --         --

--------
(1) Values are based on the difference between the closing price of the Company's Common Stock on June 30, 1999, ($17.625) and the exercise prices of the options.

               CHANGE IN CONTROL MANAGEMENT CONTINUITY AGREEMENT

  On July 1, 1997, the Company, by its Board of Directors and on recommendation of its Executive Compensation Committee, entered into a Management Continuity Agreement with Mr. Van Rooy. This agreement provides severance benefits if the executive's employment is terminated within 36 months after a change in control or within 6 months before a change in control if the Company terminates his employment in contemplation of a change in control and to avoid the agreement. For the purposes of this agreement, a "change in control" is any acquisition of 51% or more of the voting power of the Company's securities, an extraordinary change in the composition of the Board of Directors, or certain other specified events. Severance benefits will not be payable if the Company terminates the employment for cause, if employment terminates due to the executive's death or disability, or if the executive resigns without good reason. An executive may resign with "good reason" after a change in control and retain benefits if the Company reduces the executive's salary or bonus, assigns duties materially different from or inconsistent with the executive's prior position, or shifts the executive's job location more than 40 miles. The agreement is for an initial term of 3 years, which may be extended for 3 additional years if the Board of Directors specifically approves such an extension. The agreement is automatically extended for a 3-year term from the date of a change of control. This agreement provides a severance benefit of a lump-sum payment equal to 2 1/2 times yearly salary and incentives and continuation of certain health, insurance and other benefits for three years. Any successor corporation on change in control would assume the obligations of this agreement.

                             SEVERANCE AGREEMENTS

  Set forth below is a description of the material terms of the agreements, which the Company entered into with Allan E. Perry and Richard C. Simkins in connection with their resignations as executive officers of the Company.

  On June 23, 1999, Mr. Perry entered into an agreement with the Company relating to his resignation, effective May 31, 1999, as President and Chief Executive Officer. The agreement provided for a lump-sum payment of $211,200, the payment of his EVA bonus bank of $5,616 and the repurchase of the LSO stock options granted on July 1, 1998, for $91,521. Mr. Perry is also entitled to retirement benefits under the Supplemental Executive Retirement Plan as amended May 11, 1999. The Company also agreed to provide up to $10,000 in outplacement services for Mr. Perry.

  On September 11, 1998, Mr. Simkins entered into an agreement with the Company relating to his resignation, effective December 31, 1998, as Executive Vice President and Secretary. The agreement provided for a lump-sum payment of $282,560. Mr. Simkins was also entitled to retirement benefits under the Supplemental Executive Retirement Plan as amended May 11, 1999. The Company also agreed to provide up to $9,500 in outplacement services for Mr. Simkins.

                     SHAREHOLDER RETURN PERFORMANCE GRAPH

  The following graph shows the cumulative total shareholder return on an investment in the Company's Common Stock compared to the cumulative total return of the NASDAQ market for U.S. companies and a peer group of NASDAQ traded companies with the same Standard Industrial Classification (SIC) code as that of the Company's. The comparison assumes a $100 dollar investment on June 30, 1994, and the reinvestment of dividends.

                COMPARISON OF FIVE YEAR CUMULATIVE TOTAL RETURN
                             PERFORMANCE GRAPH FOR
                      KNAPE & VOGT MANUFACTURING COMPANY


                                    LEGEND

SYMBOL INDEX DESCRIPTION      6/30/94 6/30/95 6/30/96 6/30/97 6/30/98 6/30/99
Knape & Vogt Manufacturing
 Company                       100.0    88.8    97.4   103.2   149.9   121.8
NASDAQ Stock Market US
 Companies                     100.0   133.5   171.4   208.4   274.4   392.5
NASDAQ Stocks SIC Code 3400-
 3499                          100.0   116.8   145.8   200.3   211.4   158.1

                 RELATIONS WITH INDEPENDENT PUBLIC ACCOUNTANTS

  The consolidated financial statements of the Company have been examined by BDO Seidman, LLP, Certified Public Accountants. A representative of BDO Seidman, LLP is expected to be present at the Annual Meeting with the opportunity to make a statement, if desired, and will be available to respond to appropriate questions. During October of 1998, the Company's Audit Committee selected the Company's auditors for the current fiscal year. It is expected that the same practice will be followed this year. The Company has no reason to believe that BDO Seidman, LLP will not be selected as the Company's principal auditors for the current fiscal year. They have audited the records of the Company for over ten years.

                  SHAREHOLDER PROPOSALS--2000 ANNUAL MEETING

  Any proposal of a shareholder intended to be presented for action at the next Annual Meeting of the Company must be received by the Company at 2700 Oak Industrial Drive, N.E., Grand Rapids, Michigan 49505, not later than May 18, 2000, if the shareholder wishes the proposal to be included in the Company's proxy materials for that meeting.

                      AVAILABILITY OF 10-K ANNUAL REPORT

  The annual report on Form 10-K, filed with the Securities and Exchange Commission, will be provided free to shareholders upon written request. Write Corporate Secretary, Knape & Vogt Manufacturing Company, 2700 Oak Industrial Drive, N.E., Grand Rapids, Michigan 49505.

            SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

  Section 16(a) of the Securities Exchange Act of 1934 requires the Company's officers and directors, and persons who own more than 10 percent of a registered class of the Company's equity securities, to file reports of ownership and changes in ownership with the Securities and Exchange Commission. Officers, directors and greater than 10 percent shareholders are required to furnish the Company with copies of all Section 16(a) forms they file. Based solely on the review of written communications and copies of such forms received by the Company, the Company believes that all required forms have been filed accurately and timely with the Securities and Exchange Commission.

                                 MISCELLANEOUS

  Management of the Company is not aware of any other matter to be presented for action at the meeting. However, if any such other matter is properly presented for action, it is the intention of the persons named in the accompanying form of proxy to vote thereon in accordance with their best judgment.

  The cost of soliciting proxies in the accompanying form will be borne by the Company. In addition to solicitation by mail, proxies may be solicited in person, or by telephone or telegraph, by some regular employees of the Company, and by Morrow & Co., which the Company has retained to assist in the solicitation. The Company will pay Morrow & Co. $4,000 for its services. The above Notice and Proxy Statement are sent by order of the Board of Directors.

September 15, 1999

                                     /s/ William R. Dutmers

                                     William R. Dutmers
                                     Chairman, President and Chief Executive
                                     Officer

PROXY                                                                      PROXY

                      KNAPE & VOGT MANUFACTURING COMPANY

          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
     FOR THE ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON OCTOBER 15, 1999

                                 Common Stock

     The undersigned hereby appoints William R. Dutmers and Michael J. Kregor, and each of them, Proxies with power of substitution to vote all of the shares of Common Stock of Knape & Vogt Manufacturing Company which the undersigned is entitled to vote at the Annual Meeting of Shareholders of the Company to be held at Donnelly Conference Center, Aquinas College, 157 Woodward Lane, S.E., Grand Rapids, Michigan, on Friday, October 15, 1999, at 11:30 a.m. local time, and at all adjournments thereof as stated below.

IF YOU ALSO HOLD CLASS B COMMON STOCK, PLEASE FILL OUT THE BLUE CLASS B PROXY.

           PLEASE MARK, SIGN, DATE AND MAIL THE PROXY CARD PROMPTLY
                         USING THE ENCLOSED ENVELOPE.


                 (Continued and to be signed on reverse side.)

--------------------------------------------------------------------------------

                                                KNAPE & VOGT MANUFACTURING COMPANY
                               PLEASE MARK VOTE IN OVAL IN THE FOLLOWING MANNER USING DARK INK ONLY.

[                                                                                                                                  ]


1.  Election of directors to be elected by holders
    of Common Stock voting as a class -                 FOR  WITHHOLD  FOR ALL (Except Nominees written below)
    Nominees:  Thomas A. Hilborn, Gregory Lambert       [ ]     [ ]      [ ]
                                                                               ----------------------------------------------------



2.  Election of directors to be elected by holders
    of Common Stock voting together as a class with
    Class B Common Stock -                              FOR  WITHHOLD  FOR ALL (Except Nominee(s) written below)
    Nominees: William R. Dutmers, Richard S. Knape,     [ ]     [ ]      [ ]
              Robert J. Knape, Michael J. Kregor
                                                                               -----------------------------------------------------

                                                                This proxy when executed will be voted in the manner directed by the undersigned.  If no direction is given, this proxy will be voted
                                                                "FOR" the election of the nominees names in items (1) and (2).

                                                                                           Dated:                              ,1999
                                                                                                 ------------------------------

                                                                Signature(s)
                                                                             -------------------------------------------------------

                                                                --------------------------------------------------------------------

                                                                Please sign your name as it appears on this proxy.  If signing for estates, trusts or corporations, title of capacity should be stated.
                                                                If shares are held jointly, each holder should sign.  Attorneys should submit power of attorney forms.

------------------------------------------------------------------------------------------------------------------------------------
                                                       FOLD AND DETACH HERE

                                                      YOUR VOTE IS IMPORTANT!

                                     PLEASE MARK, SIGN, DATE AND MAIL THE PROXY CARD PROMPTLY
                                                   USING THE ENCLOSED ENVELOPE.

PROXY                                                                     PROXY
                      KNAPE & VOGT MANUFACTURING COMPANY

          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
     FOR THE ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON OCTOBER 15, 1999

                             CLASS B COMMON STOCK

     The undersigned hereby appoints William R. Dutmers, and Michael J. Kregor, and each of them, Proxies with power of substitution to vote all of the shares of Class B Common Stock of Knape & Vogt Manufacturing Company which the undersigned is entitled to vote at the Annual Meeting of Shareholders of the Company to be held at Donnelly Conference Center, Aquinas College, 157 Woodward Lane, S.E., Grand Rapids, Michigan, on Friday, October 15, 1999, at 11:30 a.m. local time, and at all adjournments thereof as stated below.

 IF YOU ALSO HOLD COMMON STOCK, PLEASE FILL OUT THE WHITE COMMON STOCK PROXY.

           PLEASE MARK, SIGN, DATE AND MAIL THE PROXY CARD PROMPTLY
                         USING THE ENCLOSED ENVELOPE.

                 (Continued and to be signed on reverse side.)

--------------------------------------------------------------------------------

                                                KNAPE & VOGT MANUFACTURING COMPANY
                               PLEASE MARK VOTE IN OVAL IN THE FOLLOWING MANNER USING DARK INK ONLY.

[                                                                                                                                  ]

1.  Election of directors to be elected by holders of Class B
    Common Stock voting together as a class with Common Stock -      FOR  WITHHOLD  FOR ALL (Except Nominee(s) written below)
    Nominees:  William R. Dutmers, Richard S. Knape,                 [ ]     [ ]      [ ]
               Robert J. Knape, Michael J. Kregor                                           ---------------------------------------

                                                                     This proxy when executed will be voted in the manner directed by the undersigned.  If no direction is given, this proxy will be voted "FOR" the election of the nominees named in item (1).

                                                                                    Dated:                                   , 1999
                                                                                          ----------------------------------

                                                                     Signature(s)
                                                                                 ---------------------------------------------------

                                                                     ---------------------------------------------------------------

                                                                     Please sign your name as it appears on this proxy.  If signing for estates, trusts or corporations, title of capacity should be stated.  If shares are held jointly, each holder should sign.  Attorneys should submit power of attorney forms.

------------------------------------------------------------------------------------------------------------------------------------

                                                       FOLD AND DETACH HERE

                                                      YOUR VOTE IS IMPORTANT!

                                     PLEASE MARK, SIGN, DATE AND MAIL THE PROXY CARD PROMPTLY
                                                   USING THE ENCLOSED ENVELOPE.